Exhibit 99.1

Company Contact:

Rick Neely

Chief Financial Officer

408-321-6756

DigitalOptics Corporation to Focus on Core MEMS Camera Module Business

SAN JOSE, Calif. Nov. 14, 2012 -- (BUSINESS WIRE) -- Tessera Technologies, Inc. (Nasdaq:TSRA) (the "Company") today announced its wholly owned subsidiary, DigitalOptics Corporation ™ ("DOC") will focus its efforts on its core MEMS camera module business, which targets the large and growing mobile phone market. DOC plans to reduce its workforce - not including those related to manufacturing operations in Zhuhai, China - by up to 40%. These actions could result in annualized operating expense savings of between $15 million and $18 million by the second quarter of 2013.

"Our goal at DOC is to become a significant supplier of next generation camera modules for mobile phones," said Robert A. Young, president and chief executive officer of Tessera Technologies, Inc. "Camera module features and functions have increasing importance to consumers in the mobile phone market. The changes announced today will focus DOC on that market and are an important part of driving the business towards profitability."

As part of this process DOC plans to cease operations at its facility in Tel Aviv, Israel and to pursue a possible sale of, or other strategic alternatives for, its facility in Charlotte, North Carolina. These two facilities are not central to the MEMS camera module opportunity. Given full effect, the planned actions would reduce the non-Zhuhai workforce of 450 by approximately 180 employees.

DOC anticipates that the staff reductions and facility dispositions will be spread over the next two to three quarters to ensure continuity in the business as well as compliance with relevant legal requirements. In connection with these actions, the Company expects to incur charges of approximately $4 million to$5 million in the fourth quarter of 2012 and $1 million to $2 million in the first quarter of 2013, not including any tax related charges or potential charges associated with the disposition of the Charlotte facility.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the impact of DOC's reduction in workforce, including the timing of such reductions, the expected operational expense savings and the charges the Company will incur; DOC's goal to be a supplier of next-generation camera modules; the importance of camera module features and functions in the mobile phone market; DOC ceasing operations at its facility in Tel Aviv; and a possible sale of, or other strategic alternatives for, DOC's facility in Charlotte. Material factors that may cause results to differ from the statements made include the plans or operations relating to the Company's businesses; market or industry conditions; changes in patent laws, regulation or enforcement, or other factors that might affect the Company's ability to protect or realize the value of its intellectual property; the expiration of license agreements and the cessation of related royalty income; the failure, inability or refusal of licensees to pay royalties; initiation, delays, setbacks or losses relating to the Company's intellectual property or intellectual property litigations, or invalidation or limitation of key patents; the timing and results, which are not predictable and may vary in any individual proceeding, of any ICC ruling or award, including in the Amkor arbitration; fluctuations in operating results due to the timing of new license agreements and royalties, or due to legal costs; the risk of a decline in demand for semiconductor and camera module products; failure by the industry to use technologies covered by the Company's patents; the expiration of the Company's patents; the Company's ability to successfully complete and integrate acquisitions of businesses, including the integration by DOC of its recently acquired camera module manufacturing facility in Zhuhai, China; the risk of loss of, or decreases in production orders from, customers of acquired businesses; financial and regulatory risks associated with the international nature of the Company's businesses; failure of the Company's products to achieve technological feasibility or profitability; failure to successfully commercialize the Company's products; changes in demand for the products of the Company's customers; limited opportunities to license technologies and sell products due to high concentration in the markets for semiconductors and related products and camera modules; the impact of competing technologies on the demand for the Company's technologies and products; failure by DOC to become a vertically integrated camera module supplier; and the reliance on a limited number of suppliers for the components used in the manufacture of DOC products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. The Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2011, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, include more information about factors that could affect the Company's financial results. The Company assumes no obligation to update information contained in this press release. Although this release may remain available on the Company's website or elsewhere, its continued availability does not indicate that the Company is reaffirming or confirming any of the information contained herein.

About Tessera Technologies, Inc.

Tessera Technologies, Inc. is a holding company with operating subsidiaries in two segments: Intellectual Property and DigitalOptics. The Intellectual Property business, comprised of engineering, licensing, account administration and litigation teams, generates revenue from manufacturers that use its patented ideas. Our DigitalOptics business delivers innovation in imaging and optics with products and capabilities that enable expanded functionality in increasingly smaller devices. Our miniaturized camera module solutions provide cost-effective, high-quality camera features, including Micro Electro Mechanical Systems ("MEMS")-based autofocus, extended depth of field ("EDoF"), zoom, image enhancement and optical image stabilization. We also offer customized micro-optic lenses from diffractive and refractive optical elements to integrated micro-optical subassemblies. For more information call 1.408.321.6000 or visit www.tessera.com.

About DigitalOptics Corporation

DigitalOptics Corporation, a wholly owned subsidiary of Tessera Technologies, Inc. (TSRA), delivers innovation in imaging and optics with products and capabilities that enable expanded functionality in increasingly smaller devices. DigitalOptics Corporation's miniaturized camera mode solutions provide cost-effective, high-quality camera features, including extended depth of field (EDoF), zoom, image enhancement, optical image stabilization and MEMS-based autofocus. These technologies can be applied to consumer electronic products as well as vertical markets such as, automotive, medical and security. The group also offers customized micro-optic lenses from diffractive and refractive optical elements to integrated micro-optical subassemblies. DigitalOptics Corporation is headquartered in San Jose, California. For information call 1.408.321.6000 or go to www.doc.com.

Tessera, Tessera, Inc., the Tessera logo, DigitalOptics Corporation, and Invensas Corporation are trademarks or registered trademarks of affiliated companies of Tessera Technologies, Inc. in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

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